UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934
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Eden Bioscience Corporation (Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	91-1649604 (I.R.S. Employer Identification No.)
14522 NE North Woodinville Way, Suite 202B Woodinville, Washington (Address of principal executive offices)	98072 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: _______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Not Applicable

Item 1.	Description of Registrant's Securities to Be Registered.

Item 1 of Form 8-A filed by Eden Bioscience Corporation (the "Company") on June 4, 2007 relating to preferred share purchase rights (the "Rights") is hereby amended to add the following:

On May 20, 2009 the Company's shareholders approved the voluntary dissolution and liquidation of the Company pursuant to a plan of complete dissolution and liquidation (the "Plan"). In connection with the Plan, on June 18, 2009, the Company filed articles of dissolution (the "Articles") with the Secretary of State of the State of Washington. The Articles provide for the dissolution of the Company under the Washington Business Corporation Act and will become effective at 5:00 p.m., Pacific time, on June 29, 2009 (the "Effective Date"). On the Effective Date, the Company will be dissolved for purposes of Washington law and will close its stock transfer books and discontinue recording transfers of shares of its common stock, par value $0.0025 per share (the "Stock"). After the Effective Date, certificates representing shares of Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. From and after the Effective Date, and subject to applicable law, the Stock will be treated as no longer being outstanding and each holder of Stock will cease to have any rights in respect thereof, except the right to receive distributions pursuant to and in accordance with the Plan. In view of the cancellation of each outstanding share of Stock after the Effective Date pursuant to the Plan, the Company determined to clarify that the Rights will no longer be outstanding after the Effective Date.

Effective as of June 18, 2009, the Company and Mellon Investor Services LLC, as rights agent (the "Rights Agent") executed Amendment No. 1 (the "Amendment") to the Rights Agreement, dated as of June 1, 2007 (the "Rights Agreement"), between the Company and the Rights Agent. Capitalized terms used below but not defined herein shall have the meanings assigned thereto in the Rights Agreement. The Amendment provides that the "Expiration Date" of the Rights will be June 29, 2009 instead of June 1, 2017, and all references to June 1, 2017 in the Form of Rights Certificate attached as Exhibit B to the Rights Agreement and in the Summary of Rights to Purchase Preferred Shares attached as Exhibit C to the Rights Agreement will instead mean June 29, 2009. The Amendment also provides that the Rights Agreement and the Rights established thereby terminate in all respects on June 29, 2009.

The Rights Agreement is filed as Exhibit 4.1 to the Company's Form 8-A filed with the Securities and Exchange Commission on June 4, 2007 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on June 19, 2009 and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits.

4.1

Rights Agreement, dated as of June 1, 2007, between Eden Bioscience Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the Form of Designation of Rights and Preferences of Series R Participating Cumulative Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on June 4, 2007 (File No. 1-33510)).

4.2

Amendment No. 1 to Rights Agreement, dated as of June 18, 2009, between Eden Bioscience Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 19, 2009 (File No. 1-33510)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 18, 2009

EDEN BIOSCIENCE CORPORATION

By /s/ Nathaniel T. Brown
Nathaniel T. Brown Chief Executive Officer, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1

Rights Agreement dated as of June 1, 2007, between Eden Bioscience Corporation and Mellon Investor Services LLC, as Rights Agent, which includes as Exhibit A the Form of Designation of Rights and Preferences of Series R Participating Cumulative Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares(incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on June 4, 2007 (File No. 1-33510)).

4.2

Amendment No. 1 to Rights Agreement, dated as of June 18, 2009, between Eden Bioscience Corporation and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on June 19, 2009 (File No. 1-33510)).